150301

ROSS MILLER
Secretary of State
204 North Carson Street, Suite 1
Carson City, Nevada 89701-4520
(775) 684-5708
Website: www.nvsos.gov

Amendment to Certificate of Designation After Issuance of Class or Series

(PURSUANT TO NRS 78.1955)

Filed in the office of	Document Number 20130801579-56
Ross Miller Secretary of State State of Nevada	Filing Date and Time 12/06/2013 3:30 PM
	Entity Number E0467252006-2

USE BLACK INK ONLY - DO NOT HIGHLIGHT

ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Amendment to Certificate of Designation For Nevada Profit Corporations
(Pursuant to NRS 78.1955 - After Issuance of Class or Series)

1. Name of corporation:

Hydrogen Future Corporation

2. Stockholder approval pursuant to statute has been obtained.

3. The class or series of stock being amended:

Series A Preferred Stock

4. By a resolution adopted by the board of directors, the certificate of designation is being amended as follows or the new class or series is:

Section 2.a. of the TERMS OF PREFERRED STOCK is hereby deleted in its entirety and replaced with the following:
"2. Voting Rights
a. Except as otherwise expressly provided in the Articles of Incorporation or as required by law, the holders of each share of Series A Preferred Stock shall have the right to 100 votes per share of Series A Preferred Stock, and shall vote together with the Common Stock on any matter, including but not limited to the election of directors."

5. Effective date of filing: (optional)

(must not be later than 90 days after the certificate is filed)

6. Signature: (required)

X /s/ Frank Neukomm

Signature of Officer

Filing Fee: $175.00

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.